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                                                                   EXHIBIT a(1)

                          CERTIFICATE OF INCORPORATION
                                       OF
                                   MGi2, INC.

         The undersigned person, acting as sole incorporator of the corporation pursuant to the General Corporation Law of the State of Delaware ("DGCL"), does hereby make this Certificate of Incorporation for such corporation, declaring and certifying that this is my act and deed and that the facts herein stated are true:

                                    ARTICLE I

                                      NAME

The name of the corporation is MGi2, Inc. (hereinafter called the "Corporation").

                                   ARTICLE II

                                REGISTERED AGENT

         The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

                                    PURPOSES

         The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

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                                   ARTICLE IV

                            AUTHORIZED CAPITAL STOCK

         The total number of shares of all classes of stock which the Corporation shall have authority to issue is sixty million (60,000,000) consisting of ten million (10,000,000) shares of preferred stock par value $0.01 per share (hereinafter called "Preferred Stock"), fifty million (50,000,000) shares of common stock, par value $0.01 per share (hereinafter called "Common Stock").

                  a. The Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, of the Preferred Stock of each series shall be such as are fixed by the Board of Directors, authority to do so being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (herein called the "Directors' Resolution"). The Directors' Resolution as to any series shall (1) designate the series, (2) fix the dividend rate, if any, of such series, establish whether dividends shall be cumulative or non-cumulative, fix the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be cumulative, (3) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and (4) state the price or prices or rate or rates, and adjustments, if any, at which, the time or times and the terms and conditions upon which, the shares of such series may be redeemed at the option of the Corporation

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or at the option of the holder or holders of shares of such series or upon the occurrence of a specified event, and state whether such shares may be redeemed for cash, property or rights, including securities of the Corporation or another entity; and such Directors' Resolution may (i) limit the number of shares of such series that may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and specify the terms and conditions governing the operations of any such fund,
(iii) grant voting rights to the holders of shares of such series, (iv) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distributions of assets upon liquidation, (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distributions of assets upon liquidation, (vi) state the time or times, the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for, at the option of the holder or the Corporation or upon the occurrence of a specified event, shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock or other securities of the Corporation, and (vii) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors, to the extent not inconsistent with this Article IV and to the full extent now or hereafter permitted by the laws of the State of Delaware.

                  Except as by law expressly provided, or except as may be provided in any Directors' Resolution, the Preferred Stock shall have no right or power to vote on any question or in any

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proceeding or to be represented at, or to receive notice of, any meeting of stockholders of the Corporation.

                  Preferred Stock that is redeemed, purchased or retired by the Corporation shall assume the status of authorized but unissued Preferred Stock and may thereafter, subject to the provisions of any Directors' Resolution providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as authorized but unissued Preferred Stock.

                  b. Subject to the preferred rights of the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the holders of the Common Stock shall be entitled to receive, as and when declared by the Board of Directors out of the funds of the Corporation legally available therefor, such dividends (payable in cash, stock or otherwise) as the Board of Directors may from time to time determine, payable to stockholders of record on such dates, not exceeding sixty (60) days preceding the dividend payment dates, as shall be fixed for such purpose by the Board of Directors in advance of payment of each particular dividend.


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                  c. Except as otherwise required by law, each holder of
shares of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder's name on the books of the Corporation.

                  d. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily, after the distribution or payment to the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among and paid to the holders of Common Stock ratably in proportion to the number of shares of Common Stock held by them respectively.

                  e. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable laws.


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                                   ARTICLE V

                                   MANAGEMENT

         The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for creating, defining, limiting and regulating the powers of the Corporation, the Board of Directors and the stockholders.

                  a. Subject to any limitation contained in the bylaws, the Board of Directors may make bylaws, and from time to time may alter, amend or repeal any bylaws, but any bylaws made by the Board of Directors may be altered, amended or repealed by the stockholders at any meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares entitled to vote thereon, provided notice that an amendment is to be considered and acted upon is inserted in the notice of waiver of notice of such meeting.

                  b. Any vote or votes authorizing liquidation of the Corporation or proceedings for its dissolution may provide, subject to (i) any agreements among and between stockholders, (ii) the rights of creditors and (iii) rights expressly provided for particular classes or series of stocks, for the distribution pro rata among the stockholders of the Corporation of the assets of the Corporation, wholly or in part in kind, whether such assets be in cash or other property, and may authorize the Board of Directors of the Corporation to determine the value of the different assets of the Corporation for the purpose of such liquidation and may divide such assets or any part thereof among the stockholders of the Corporation in such manner that every stockholder will receive a

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proportionate amount in value (determined as aforesaid) of cash or property of the Corporation upon such liquidation or dissolution even though each stockholder may not receive a strictly proportionate part of each such asset.

                                   ARTICLE VI

                            MEETINGS OF STOCKHOLDERS

         Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specific circumstances:

                  a. after April 1, 2000, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders; and

                  b. special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board of Directors and shall be called within ten (10) days after receipt of the written request of the Board of Directors, pursuant to a resolution approved by a majority of the whole Board of Directors.

                                  ARTICLE VII

                                    DIRECTORS

         The number of directors which shall constitute the whole board shall be such as from time to time shall be fixed by, or in the manner provided in, the bylaws, but in no case shall the number be less than one. The names and addresses of the persons who are to serve as the initial directors of

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the Corporation until the first annual meeting of stockholders or until their successors are elected and qualified are:

                NAME                                         ADDRESS

       Cary M. Grossman                      McFarland, Grossman & Company, Inc.
                                             9821 Katy Freeway, Suite 500
                                             Houston, Texas 77024

       Clifford E. McFarland                 McFarland, Grossman & Company, Inc.
                                             9821 Katy Freeway, Suite 500
                                             Houston, Texas 77024

         The right to cumulate votes in the election of directors is expressly prohibited. A director of the Corporation may be removed only upon the affirmative vote of the holders of 66 2/3% of the outstanding capital stock of the Corporation entitled to vote at an election of directors, subject to further restrictions on removal, not inconsistent with this
Article VII, as may be contained in the bylaws. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Directors' Resolution applicable thereto, and such directors so elected shall not be subject to the provisions of this Article VII unless expressly provided by such terms.

                                  ARTICLE VIII

                                  NO LIABILITY

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i)

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for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                  Notwithstanding the foregoing, for so long as the Company is regulated as a business development company under the Investment Company Act of 1940, the foregoing indemnification rights shall not include indemnification for actions or matters for which directors cannot be indemnified under the provisions of the Investment Company Act of 1940.

                                    ARTICLE IX

                                    AMENDMENT

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner set forth below, and all rights conferred upon the directors or stockholders of the Corporation herein or in any amendment hereof are granted subject to this reservation.

                  The affirmative vote of the holders of at least seventy five percent (75%) of the then outstanding shares entitled to vote thereon and the affirmative vote of the holders of at least seventy

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five percent (75%) of the then outstanding shares of each class of stock of the Corporation voting separately as a class, shall be required to adopt any amendment to Articles V, VI, VII, VIII, and IX of the Certificate of Incorporation of the Corporation.

                  The affirmative vote of the holders of at least a majority of the then outstanding shares entitled to vote thereon and the affirmative vote of the holders of at least a majority of the then outstanding shares of each class of stock of the Corporation voting separately as a class, shall be required to adopt any amendment to Articles I, II, III and IV of the Certificate of Incorporation of the Corporation.

                                    ARTICLE X

                                  INCORPORATOR

         The name and mailing address of the sole incorporator are:

                  Sue Driver             Andrews & Kurth L.L.P.
                                         4200 Chase Tower, Suite 600
                                         Houston, Texas 77002

         I, THE UNDERSIGNED, hereunto set my hand this 1st day of February, 2000.

                                       /s/ Sue Driver
                                       ---------------------------------------
                                       Sue Driver

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